Exhibit 99.1

Nash-Finch Company	NEWS RELEASE
NASH FINCH ANNOUNCES RON MARSHALL TO RESIGN IN 2006
     MINNEAPOLIS (September 1, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that Chief Executive Officer Ron Marshall has advised the Company that he will resign as of March 2, 2006. Mr. Marshall will continue as CEO and as a Director of the Company until that date and will assist in the search for his successor. Allister Graham, Chairman of the Nash Finch Board of Directors, will chair a special committee of the Board to conduct that search.
     Marshall, 51, has served as Nash Finch CEO since June 1998. “I am very proud of the performance driven culture that the executives and associates have developed at our Company, allowing us to succeed by focusing on the needs of our independent retailer customers, who include some of the best marketers in the country,” said Marshall. “It has been a privilege to work with them, and I will miss our association. Our Company has tremendous opportunities ahead of it, but after more than seven years in this position, I believe it is time to turn over the leadership of this enterprise, and consider new challenges. I look forward to assisting Al and his committee in their search.”
     “Ron took control of this Company at a critical point in its history, when it had lost direction and was in decline,” said Chairman of the Board Al Graham. “In its place, he gave us great leadership, created a culture of continuous improvement, and a sense of commitment and direction. He developed a most effective team and a comprehensive strategic plan that has positioned this Company very well. It has been a delight working with him and we shall miss him.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of over 80 retail stores, primarily supermarkets under the Econofoods, Family Thrift Center and Sun Mart trade names. Further information is available on the Company’s website at www.nashfinch.com.
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Contact: Brian Numainville, 952-844-1201

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